Calculation of Filing Fee Tables

424(b)(7)

(Form Type)

Extra Space Storage Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered		Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
	Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.01 per share	457	(c)	186,766	(1)	$207.02	$38,664,297.32	(2)	0.0000927	$3,584.19
Fees Previously Paid	—	—	—		—		—	—			—

Carry Forward Securities
Carry Forward Securities	—	—	—		—			—				—	—	—	—
	Total Offering Amounts							$38,664,297.32			$3,584.19
	Total Fees Previously Paid										—
	Total Fee Offsets										—
	Net Fee Due										$3,584.19

(1)

Consists of a maximum of 186,766 shares of common stock to be sold by the selling stockholders. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of the registrant’s common stock that shall become issuable by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected without the receipt of consideration that results in an increase in the number of the outstanding shares of the registrant’s common stock.

(2)

Estimated solely for the purposes of computing the registration fee in accordance with Rule 457(c) under the Securities Act, based upon $207.02, the average of the high and low prices of the registrant’s common stock on the New York Stock Exchange on April 4, 2022 (a date within five business days prior to the filing of this prospectus supplement).